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                                   Exhibit 5.2
                         ERISA Qualification Undertaking

Pursuant to Instruction (b) under Item 8 of Form S-8, the registrant hereby undertakes that it will submit or has submitted the Plan and any amendment thereto to the Internal Revenue Service ("IRS") in a timely manner and has made or will make all changes required by the IRS in order to qualify the Plan.